Exhibit 10.13

                AGREEMENT ESTABLISHING STRATEGIC RELATIONSHIP

                                     BETWEEN

                         CUBICO.COM, INC. ("CUBICO.COM")

                                       AND

                  HISPANIC TELEVISION NETWORK, INC. ("HTVN")

                                 March 15, 2000

      WHEREAS, the mission of Cubico.com is to become central to the lives of young Latinos by providing integrated services and access to state-of-the-art world wide web technology, which will empower and facilitate the development of the Latin community;

      WHEREAS,   HTVN  is  a  leading  U.S.   provider  of  Latino  television
programming, media production and syndication services;

      WHEREAS, Cubico.com desires to enter into a strategic relationship with HTVN for the purpose of becoming the leading provider of web services and commerce for young Latinos in the U.S. and in Latin America; and

      WHEREAS, HTVN desires to enter into a strategic relationship with Cubico.com for the purpose of establishing a leading Internet presence.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. ISSUANCE OF CUBICO.COM, SERIES B PREFERRED STOCK. The strategic relationship will be consummated at a Closing, at which, among other things, Cubico.com. will issue and sell to HTVN, and HTVN will purchase, 7,800,000 shares of Cubico.com Series B Preferred Stock (the "CUBICO.COM SHARES"), having the rights preferences and privileges summarized in EXHIBIT A attached hereto, in exchange for the following considerations that the parties agree has a total value of approximately $36,036,000, for $4.62 per share:

     o The transfer to Cubico.com of a minority equity interest in ten (10) of HTVN's Television Stations, subject to conditional repurchase, as more particularly described below in Sections 2 and 4 below;

     o HTVN's agreement to sell 5,000,000 shares of restricted HTVN Common Stock to Cubico.com, subject to conditional repurchase, as more particularly described in Sections 3 and 4 below;

     o A Licensed Management Agreement with a 3 year Minimum Fee Guaranty equal to 10% of the amount of Gross Revenues of the 10 Television Stations, as more particularly described in Section 5 below; and

     o 3 year HTVN Co-Marketing Efforts Obligations, as more particularly described in Section 6 below.

      Upon Closing, the capitalization of Cubico.com will be as follows:

---------------------------------------------------------------------------
                Class                   Shares         % of Total CS
                                                        Equivalents
---------------------------------------------------------------------------
                                        3,000,000          18.46%
Series A Preferred Stock

---------------------------------------------------------------------------
                                        7,800,000          48.0%
Series B Preferred Stock

---------------------------------------------------------------------------
                                        5,450,000          13.54%
Common Stock, Options and Future
Employee Common Stock and Option Pool

---------------------------------------------------------------------------

            *Total CS Equivalents:     16,250,000         100%
---------------------------------------------------------------------------

                          *Post Series A (at a minimum of $1.00 per share) and
                                                           Series B Financings

      Cubico.com anticipates that it will conduct a Series C Preferred Stock Financing 6 months after the Closing, in which it will seek to raises additional funds in the amount of approximately $20,000,000.

      2. TRANSFER OF INTERESTS IN TELEVISION STATIONS. Upon Closing, HTVN will sell and transfer to Cubico.com less than 50%, but more than 25%, of all of the equity interests in ten (10) television stations to be agreed upon during due diligence (the "TELEVISION STATIONS"), provided that such transfer may be made to Cubico.com, or to its nominee without approval by the Federal Communications Commission, and without licensing of, or transfer of any FCC license to, Cubico.com, as determined by FCC counsel to HTVN and Cubico.com, and otherwise in compliance with all communications and other laws and, provided further, that following such transfer HTVN shall have management and control of such Television Stations sufficient to enter in the LMA described in Section 5 below. The parties will agree on the form of an equity interests transfer agreement, which will include customary terms and conditions, customary representations and warranties, as well as customary conditions to closing.

            (a) SELECTION OF TELEVISION STATIONS. In determining which television stations will be transferred to Cubico.com, Cubico.com will be given preference in choosing the geographical markets served by such stations, except for existing stations serving the markets of Dallas, Houston, San Antonio and Del Rio, Texas.

      3. HTVN SHARES. At the Closing, HTVN will agree to sell to Cubico.com. 5,000,000 restricted shares of HTVN Common Stock (the "HTVN Shares") upon the closing of Cubico.com's Series C Preferred Stock Financing. The purchase price for the HTVN Shares will be $1.00 per share. The parties will agree on the form of a stock purchase agreement, which will include customary terms and conditions, customary representations and warranties, as well as customary conditions to closing.

            (a) RESTRICTIONS ON TRANSFER OF HTVN SHARES. The HTVN Shares will not be registered under the Securities Act, will be restricted securities, will not be subject to transfer during the time they are subject to the HTVN Repurchase Right (described in paragraph 4 below), and the certificates evidencing the HTVN Shares or the transfer agent instructions will bear appropriate legends or contain appropriate stop-transfer instructions, as the case may be. The HTVN Shares will only be able to be sold or otherwise transferred if subsequently registered under the Securities Act or if an exemption from registration is available therefor. HTVN will grant to Cubico.com
(a) piggyback registration rights subject to underwriter cutback to 30%; and (b) one (1) S-3 registration per 12-month period with minimum offering of $10,000,000; in each case exercisable on or after January 1, 2001, but subject to a right of first offer at fair market value in favor of HTVN, exercisable for 10 business days following Cubico.com's notice of proposed offering. HTVN will agree to maintain current public information within the meaning of SEC Rule 144.

      4. HTVN REPURCHASE RIGHTS. All HTVN Shares sold to Cubico.com and all. other Cubico.com assets, including, but not limited to, all equity interests in Television Stations that have been transferred to Cubico.com, will be subject to all-or-nothing repurchase by HTVN, subject to the assumption by HTVN of up to $5,000,000 of Cubico.com liabilities within ninety (90) days after the date that is 3 years from the Closing Date, in the event that Cubico.com has not yet (a) had a registration statement with respect to an initial public offering of shares of its Common Stock (with a per share price of not less than $15.00 and aggregate gross proceeds to the Company of not less than $50 Million) become effective, or (b) the closing of an acquisition by merger or sale of assets in which Cubico.com or the shareholders of Cubico.com, as the case may be, receive cash, securities or other consideration in exchange for their shares or for such assets, as the case may be, provided that the holders of Series A and Series B Preferred Stock or the Company, as the case may be receive net proceeds of such sale or exchange which, in the aggregate, exceeds the original cost of such Preferred Stock then outstanding plus the amount of all declared and unpaid dividends thereon, if any (each a "QUALIFIED LIQUIDITY EVENT"). In the event that HTVN exercises its repurchase right, the HTVN Shares will be repurchased at, a price of $1 .00 per share, and all other Cubico.com, assets will be repurchased at fair market value as determined by independent third parties. HTVN will be responsible for reimbursing Cubico.com for any sales, income or other taxes incurred by Cubico.com in connection with the repurchase. All HTVN Shares not repurchased by HTVN as provide in this paragraph will be released from the repurchase right.

      5. LICENSED MANAGEMENT AGREEMENT. On. the Closing Date, HTVN and Cubico.com will enter into a 3 year exclusive and non-cancelable Licensed Management Agreement ("LMA") with respect to all of the Television Station owning or operating entities in which Cubico.com receives equity interests pursuant to Section 2 above. Pursuant to such LMA which HTVN will provide management services free of charge. Under the terms of the LMA, HTVN will make LMA fee payments to Cubico.com in accordance with an industry standard fee schedule for management of similar stations, provided that HTVN will agree to make minimum guaranteed quarterly fee payments, in the amount equal to 10% of the amount of Gross Revenues of the 10 Television Stations in which Cubico.com holds equity interests, for such quarter, each due within 30 days of HTVN quarter-end, for 3 years. Cubico.com will have customary audit rights.

      6.    JOINT MARKETING EFFORTS.

            (a) HTVN MARKETING EFFORTS. For three (3) years from the Closing Date, HTVN will agree to provide Cubico.com with the following marketing efforts:

                        (i) Exhibition of Cubico.com's logo on HTVN's network
                  sponsorship billboards airing 5 times per week, but not more than once per day, exclusive of all other continuous ".com," ".net," ".org," or ".gov" logos of any type;

                        (ii) Advertising across HTVN's network with an
                  equivalent cost measured in accordance with generally applicable pricing by HTVN for equivalent advertising equal to an aggregate of no less than $100,000,000. Such advertising shall run and be placed on such days and at such times and locations as the parties shall mutually agree, and HTVN shall, upon request by Cubico.com, which may be made from time to time, use reasonable best efforts to acquire for Cubico.com radio and print advertising or cash, in exchange for Cubico.com's advertising rights based on the allocated cost thereof, from and with third parties reasonably acceptable to HTVN;

                        (iii) Programming time of 30 continuous minutes 5 times
                  per week, but not more than once per day, during the hours of noon through 2:00 am. across HTVN's network, for use by Cubico.com for sponsored program presentation based on guidelines for content to be mutually agreed;

                        (iv) Production of Cubico.com sponsored programs at HTVN
                  production cost, provided that Cubico.com shall reimburse HTVN for all extraordinary costs, including, but not limited to, any and all costs of outside actors, special services not otherwise generally provided by HTVN, and non-HTVN writers and directors as may be requested by Cubico.com, with HTVN to have a right of prior review and approval of content, which may not be unreasonably withheld, the number of sponsored programs to be produced by HTVN to be determined by Cubico.com in the exercise of reasonable discretion, subject to general availability of HTVN facilities;

                        (v) At no cost to HTVN, use and access to all HTVN
                  program inventory by license or sublicense of broadcasting rights, all necessary owner and syndication consents, an infringement indemnity, and no reciprocal advertising obligations due from Cubico.com; and

                        (vi) Use of HTVN sales force to sell advertising for
                  Cubico.com, as will be agreed by the parties at or before the Closing.

            (b) CUBICO.COM MARKETING EFFORTS. For three (3) years from the Closing Date, Cubico.com will agree to provide HTVN with all of the following marketing efforts:

                        (i)   Exhibition  of  HTVN's  logo   continuously   on
                  Cubico.com's home page, exclusive of all other logos of providers of television programming; and

                        (ii) Hyperlink buttons for general Hispanic/Latin
                  program video streaming content to be provided only by HTVN and not by Univision, Telemundo, TV Azteca and Televisa.

            (c) CUBICO.COM PAYMENTS. In connection with HTVN's marketing efforts, Cubico.com will pay HTVN the following amounts: (i) $100,000 upon Closing, provided that Cubico.com has raised at least $3,000,000 in its Series A Preferred Stock Financing, and (ii) $400,000 upon closing of Cubico.com's Series C Preferred Stock Financing.

            (d) RENEWAL OF TERM. The term will renew for additional three (3) year periods unless either party gives the other notice of termination at least 180 days prior to the end of the current term, provided that such patty has reasonable commercial grounds for termination as will be agreed upon.

      7. CONDITIONS. The consummation of the proposed relationship shall be subject to customary closing conditions as well as the following:

            (a) Completion of satisfactory due diligence review by each party of the other;

            (b)   Negotiation,    execution   and   delivery   of   definitive
      agreements;

            (c) Approval of the definitive agreements by the Boards of Directors of the parties;

            (d) Satisfaction of any applicable federal or state filing or licensing requirements and the receipt of any applicable federal or state regulatory approvals which are required in connection with the transactions; and

            (e) The parties shall enter into an agreement not to compete directly with each other or to solicit each other's employees for a period of three (3) years from the Closing Date.

            (f) Cubico.com shall have closed its Series A Financing in an amount not less than $3 Million.

      8. DISCLOSURE AND ANNOUNCEMENTS. Each party agrees that the other may disclose the existence and terms of this Agreement in connection with its financings and other corporate transactions, provided that each party agrees to consult with the other in advance concerning the form timing and contents of all general public announcements, disclosures and filings, to the extent that such public announcements, disclosures and filings otherwise concern the parties' relationship, or concern the other party's operations, condition or prospects.

      9. NO-SHOP. Each party agrees that, until termination in accordance with
Section 13 below, (a) such party shall not facilitate, solicit, encourage, or take any action to facilitate any inquiry with respect to, or making of, any potential or actual proposal for a strategic relationship of a kind described herein with any third party, and (b) such party shall not engage in any negotiation or discussion with, or furnish any information or data to, any third party relating to any such proposal.

      10. ACCESS FOR DUE DILIGENCE. In connection with the establishment of the relationship described herein each party will afford the other and its accountants, counsel and other representatives with reasonable access to its properties, books, records, personnel, business and commercial relationships in order that such party may have full opportunity to make such investigation as it reasonably desires.

      11. EXPENSES. Each party shall bear its own expenses in connection with preparing for and consummating the transactions contemplated herein.

      12. NO BROKER'S OR FINDER'S FEE. Each party represents and warrants to the other than no person or entity will have any claim to any broker's or finder's fee arising out of the transactions contemplated hereunder by any person claiming to have been engaged by such party. Each party agrees to indemnify the other for any loss caused by inaccuracy or breach of the foregoing representation and warranty.

      13. TERMINATION. This Agreement may be abandoned or terminated (a) at any time by the mutual written agreement of the parties hereto, (b) at the option of either party hereto on written notice to the other if the Closing shall not have taken place by June 30, or (c) by Cubico.com, in the event that Cubico.com does not raise $3 Million or is otherwise unable to close its Series A Financing by April 15, 2000.

      14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with regard to the subjects hereof.





                            [Signature Page Follows]

      WHEREFORE, the parties have executed and delivered this Agreement in Principal as of the date first written above.

                                    CUBICO.COM, INC.,
                                    a California corporation

                                    By /S/ HECTOR SALDANA
                                       -----------------------------------
                                       Name:  Hector Saldana
                                       Title: Founder, Cubico Inc., 3-20-00

                                    HISPANIC TELEVISION
                                    NETWORK, INC.,
                                    a Delaware corporation

                                    By  /S/ MARCO A. CAMACHO
                                        ----------------------------------
                                        Name:  Marco Camacho
                                        Title:  Chief Executive Officer

EXHIBIT A

to AGREEMENT IN PRINCIPAL

                SUMMARY OF RIGHTS, PREFERENCES AND PRIVILEGES

                            SERIES B PREFERRED STOCK

Dividends:                 The holders of the Series B  Preferred  Stock shall
                           be entitled to receive noncumulative dividends in preference to any dividend on the Common Stock, but pari passu with any dividends on the Company's
                           Series A Preferred Stock, at a rate of 8.0% per annum per share, payable when as and if declared by the Board of Directors.

Liquidation Preference:    The  holders of Series B  Preferred  Stock shall be
                           entitled to liquidation  preference relative to the
                           Common  Stock of a per share  amount equal to $4.62
                           (the "ORIGINAL SERIES B PURCHASE PRICE"),  plus any
                           declared  but  unpaid   dividends  (the  "INITIAL
                           LIQUIDATION PREFERENCE").  If upon any liquidation,
                           the assets of the Company are  insufficient  to pay
                           the   Initial   Liquidation   Preference   and  the
                           applicable  liquidation  preference  of the holders
                           of the Company's  Series A Preferred Stock in full,
                           then such  assets  shall be  distributed  among the
                           holders  of  Series  B  Preferred   Stock  and  the
                           Company's Series A Preferred Stock ratably in proportion of the full amounts to which they would otherwise be entitled.

                           After the payment of the Initial Liquidation
                           Preference to the holders of the Series B Preferred Stock and the applicable liquidation preference to the holders of the Company's Series A Preferred Stock, and any other distribution that may be required with respect to Series B Preferred Stock that may from time to time come into existence, which shall be pari passu with all other distributions that may be required with respect to the Company's Series A Preferred Stock that may from time to time come into existence, the remaining assets of the Company shall be distributed pro rata to the holders of the Common Stock.

                           Immediately prior to a liquidating event, a holder of Series B Preferred Stock may convert any of such shares of Series B Preferred Stock into shares of Common Stock. A merger, consolidation, share exchanges, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the current shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation.

Conversion:                The holders of the Series B Preferred Stock shall
                           have the right to convert the Series B Preferred
                           Stock, at any time, into shares of Common Stock. The initial conversion rate shall be 1:1, subject to adjustment as provided below.

Automatic Conversion:      All  shares of Series B  Preferred  Stock  shall be
                           converted   automatically  into  shares  of  Common
                           Stock, at the then applicable  conversion rate, (i)
                           in  the  event  that  the  holders  of at  least  a
                           majority  of the  outstanding  Series  B  Preferred
                           Stock, voting as a separate class,  consent to such
                           conversion,  (ii)  upon  the  closing  of a  firmly
                           underwritten  public  offering  of shares of Common
                           Stock of the  Company at a per share price not less
                           than  $15.00 and for  aggregate  gross  proceeds to
                           the  Company of not less than $50  million  (before
                           deduction   of    underwriters    commissions   and
                           expenses) (a  "QUALIFIED  IPO"),  or (iii) upon the
                           closing  of  a  consolidation   or  merger  of  the
                           Company  or a sale of all or  substantially  all of
                           its assets in a  transaction  in which the  Company
                           or the  shareholders  of the  Company,  as the case
                           may be,  receive  net  cash,  securities  or  other
                           consideration which, in the aggregate,  exceeds the
                           amount  determined  by adding  the  product  of the
                           Original Series A Purchase Price  multiplied by the
                           number of shares of Series A  Preferred  Stock then
                           outstanding,  plus  the  product  of  the  Original
                           Series B Purchase  Price  multiplied  by the number
                           of  shares  of  Series  B   Preferred   Stock  then
                           outstanding,  plus the total amount of all declared
                           and   unpaid   dividends   thereon,   if  any,   as
                           determined by the Board of Directors.

Anti-dilution Provisions:  The conversion rate of the Series B Preferred Stock will be subject (a) to a broad based, weighted average adjustment (based on all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock, as well as outstanding and reserved options) to reduce dilution in the event chat the Company issues additional equity securities (other than the 2,450,000 reserved employee shares described under "EMPLOYEE POOL" below, and such additional shares issued under such Employee Pool as may be approved in the future by the Board) at a purchase price less than the Series B Preferred Stock purchase price, and (b) to adjustment upon the closing of the Company's Series C Preferred Stock Financing, as is necessary to provide the holders of Series B Preferred Stock with the right to convert such Series B Preferred Stock into common stock representing in the aggregate 48% of the Company's common stock and common stock equivalents, calculated on a fully-diluted and as-converted basis, and after giving effect to the Series C Preferred Stock Financing and to the initial Employee Pool, in the event that the purchase price of the Company's Series C Preferred Stock is greater than the Series B Preferred Stock purchase price. The conversion rate will also be subject to proportional adjustment for stock splits, stock dividends, combinations of shares, recapitalizations and the like.

Redemption:                The Series B Preferred Stock shall be non-redeemable.

Board of Directors:        The size of the Company's Board of Directors shall be
                           set at 5. Holders of the outstanding shares of the Company's capital stock to be entitled to elect
                           Directors to the Board of Directors as follows:

                           Common Stock - Holders of a majority of the outstanding shares of Common Stock, voting separately as a class, shall be entitled to elect one (1) Director.

                           Series A Preferred - Holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, shall be entitled to elect one (1) Director.

                           Common Stock and Series A Preferred - One (1) Director shall be such person as the holders of a majority of the outstanding shares of Common Stock, voting separately as a class. and the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, shall agree.

                           Series B Preferred - Holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall be entitled to elect Two (2) Directors.

Voting Rights:             The  holders of the Series B  Preferred  Stock will
                           vote together with the holders of Series A Preferred
                           Stock and Common Stock and not as a separate class except as specifically provided herein or as otherwise required by law. Each share of the Series B
                           Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such shares of Preferred Stock.

Protective Provisions:     For so long as any  shares  of  Series B  Preferred
                           Stock  remain  outstanding,  consent of the holders
                           of at least a majority  of the  Series B  Preferred
                           Stock  shall be  required  for any action  that (i)
                           increases or  decreases  the  authorized  number of
                           shares of Common  Stock,  Series A Preferred  Stock
                           or  Series B  Preferred  Stock,  (ii)  creates  (by
                           reclassification  or  otherwise)  any new  class or
                           series of shares having any rights,  preferences or
                           privileges  senior to or on a parity  with Series A
                           Preferred  Stock  and  Series  B  Preferred  Stock,
                           (iii)  results in the  redemption  of any shares of
                           Common  Stock   (other  than   pursuant  to  equity
                           incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services), Series A Preferred
                           Stock or Series B Preferred Stock, (iv) results in any merger, consolidation, share exchange, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold, (v) amends or waives any provision of the Company's Articles. of Incorporation or Bylaws so as to adversely alter or change the rights of the Series B Preferred
                           Stock, including, but not limited to the right to elect a number of Directors, or (vi) results in the payment or declaration of any dividend on any shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock.

Information Rights:        So long HTVN continues to hold at least
                           250,000 shares of Series B Preferred Stock or Common
                           Stock issued upon conversion of the Series B
                           Preferred Stock, the Company shall deliver to HTVN audited annual and unaudited quarterly financial statements. This provision shall terminate upon a Qualified IPO.

Registration Rights:       Registrable Securities shall include Common
                           Stock issuable or issued upon conversion of the Series B Preferred Stock, and any securities issued or issuable upon or in exchange therefor or replacement thereof.

                           DEMAND RIGHTS: If HTVN requests that the Company file a Registration Statement having an aggregate offering price to the public of not less than $10,000,000 nor comprising less than 20% of the Registrable Securities, the Company will use its best efforts to cause such shares to be registered for resale to the public; provided, however, that the Company shall not be obligated to effect any such registration before the earlier of December 31, 2004 or six months after the occurrence of a Qualified IPO. The Company shall have the right to delay such registration under certain circumstances for periods not in excess of ninety (90) days in the aggregate in any twelve (12) month period. In connection with any such registration, the Company will enter into customary agreements with the underwriters selected by the Investors.

                           The Company shall not be obligated to effect more than one (1) registration under these demand right provisions, and shall not be obligated to effect a registration during the forty-five (45) day period prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of the registration affecting the Company's initial public offering. Any demand registration shall include only the Registrable Securities held by HTVN.

                           COMPANY REGISTRATION: HTVN shall be entitled to "piggy-back" registration rights on all registrations of the Company or on any demand registrations of any other investor subject to the right, however, of the Company and its underwriters (in the case of Company-initiated registrations) to reduce the number of shares proposed to be registered pro rata among the piggy-back holders in view of market conditions.

                           S-3 RIGHTS: In addition to the other registration rights described herein, HTVN shall be entitled to one (1) demand registration on Form S-3 (if available to the Company) per twelve-month period so long as such registered offerings are not less than $2,000,000.

                           EXPENSES: With the exception of Company registrations which will be borne by the Company, the registration expenses of any registration hereunder will be borne by the selling Shareholders.

                           TRANSFER OF RIGHTS: The registration rights may not be transferred, except to affiliates of the holders of such registration rights.

                           LOCK-UP PROVISION: If requested by the Company and its underwriters, HTVN will not sell its shares for a specified period (but not to exceed 180 days) following the effective date of the Company's initial public offering.

                           OTHER PROVISIONS: Other provisions shall be contained in the Shareholders Agreement with respect to registration rights as are reasonable, including cross-indemnification, the period of time in which the Registration Statement shall be kept effective, and underwriting arrangements.

Right of First Refusal
and First Offer:           In the event the Company  proposes to offer  equity
                           securities  to any person  (other  than  securities
                           issues  pursuant  to  permitted   employee  benefit
                           plans or  pursuant  to  acquisitions),  HTVN  shall
                           have the right of first offer to  purchase  its pro
                           rata   portion  of  such  shares  to  maintain  its
                           percentage ownership in the Company. Such right of first refusal will terminate upon a Qualified IPO.

Co-Sale Rights:            HTVN shall have co-sale rights with respect
                           to sales or transfers of Common Stock by Hector
                           Saldana and Luis Saldana (the "FOUNDERS"), other than transfers to family trusts for estate planning purposes and other typical exceptions.

Purchase Agreement:        The  investment  shall be made  pursuant to a Stock
                           Purchase Agreement reasonably acceptable to the Company and HTVN, which agreement shall contain, among other things, appropriate representations and warranties of the Company, covenants of the Company reflecting the provisions set forth herein and appropriate conditions of closing, including an opinion of counsel for the Company. The Stock
                           Purchase Agreement shall provide that it may only be amended and any waivers thereunder shall only be made with the approval of HTVN. Registration rights provisions may be amended or waived solely with the consent of HTVN.

Founders Vesting:          Hector  Saldana  and  Luis  Saldana  will  both  be
                           subject to a Company right of repurchase on two-thirds (2/3)of their respective shares over a 2 year period subject to linear monthly vesting. All of their shares which are subject to the repurchase option will receive accelerated release from the repurchase option in the event of any involuntary cessation of employment (including constructive termination) other than "for cause" within twelve months after an acquisition of the Company.

Employee Option Pool:      Upon the  Closing of this  financing  there will be
                           2,450,000 shares of Common Stock reserved for issuance to key employees, and directors and consultants.

Stock Vesting:             Options granted to purchase such reserved
                           shares shall be subject to vesting over a three year period with 1/3 of the shares vesting on the first anniversary of the date of grant and the remainder vesting as to 1/24 per month thereafter.

Restrictions on Sales:     The Company  shall have a right of first refusal on
                           all employee transfers of Common Stock, subject to normal exceptions.

Proprietary Information
and Inventions Agreement:  Each  officer,   employee  and  consultant  of  the
                           Company shall enter into an acceptable proprietary information and inventions agreement.

Finders: The Company and HTVN shall each indemnify the other for any broker's or finder's fees for which either is responsible.